EXHIBIT 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in Amendment No. 2 to the Registration Statement No. 333-97117 on Form S-3 and related Prospectus of Women First HealthCare, Inc. for the registration of 4,563,444 shares of its common stock and to the incorporation by reference therein of our report dated February 8, 2002, with respect to the consolidated financial statements of Women First HealthCare, Inc., included in its Annual Report on Form 10-K for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

ERNST & YOUNG LLP

San Diego, California
December 18, 2002